EXHIBIT 11

                          STATEMENT RE COMPUTATION OF

                               PER SHARE EARNINGS

                                MEDTRONIC, INC.

                                  (Unaudited)

                                 (in thousands)

                                     Three months ended       Six months ended
                                     Oct. 28,  Oct. 29,     Oct. 28,  Oct. 29,
                                         1994      1993         1994      1993
           PRIMARY
Shares outstanding:
  Weighted average outstanding        114,880   114,444      115,208   114,932
  Share equivalents (1)(2)              1,504       962        1,306       963
    Adjusted shares outstanding (2)   116,384   115,406      116,514   115,895



        FULLY DILUTED
Shares outstanding:
  Weighted average outstanding        114,880   114,444      115,208   114,932
  Share equivalents (1)(2)              1,785     1,320        1,785     1,320
    Adjusted shares outstanding (2)   116,665   115,764      116,992   116,252



(1)     Share equivalents consist primarily of nonqualified stock options.

(2) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3 %.